Exhibit 99.1

FOR IMMEDIATE RELEASE
ATTENTION: BUSINESS/FINANCIAL EDITORS
MEDIA CONTACT:
KRISTYNA MUNOZ
(312) 917-8343
KRISTYNA.MUNOZ@NUVEEN.COM

Nuveen to Host Commodity Fund and Market Update Conference Call

CHICAGO, January 27, 2014 – Nuveen Investments, a leading global provider of investment services to institutions as well as individual investors, today announced it will host a conference call to provide commentary on the commodity market, the Nuveen Diversified Commodity Fund (NYSE MKT: CFD), and the Nuveen Long/Short Commodity Total Return Fund (NYSE MKT: CTF).

Leading the product and market discussion will be Jon Spencer, President and CIO of Gresham Investment Management LLC, an affiliate of Nuveen Investments. Hosting the call will be Anne Kritzmire, Managing Director Global Structured Products Marketing and Dave Lamb, Senior Vice President, Financial Modeling and Analysis, both from Nuveen Investments. The call will include a question-and-answer session.

Details about this public call, scheduled for Monday, February 10, 2014, including dial-in information, can be found online via the conference call tab or below. The replay for the call will be available for one month, beginning on or before Thursday, February 13, 2014.

Conference Call Information
Call Date:	Monday, February 10th , 2014
Call Time:	11:00 a.m. Eastern / 10:00 a.m. Central / 8:00 a.m. Pacific
Call #:	(866) 381-6294
Call ID:	43809257
Replay #:	(800) 585-8367
Replay ID:	43809257

Investments in shares of the funds are subject to investment risk, including the possible loss of the entire amount invested. The funds invest primarily in commodity futures contracts and options on commodity futures contracts, which have a high degree of price variability and are subject to rapid and substantial price changes. The funds could incur significant losses on their commodity investments. The funds are not mutual funds, closed-end funds, or any other type of “investment company” within the meaning of the Investment Company Act of 1940, as amended, and are not subject to regulation thereunder. For more information about the funds, including a more complete description of risks, please see Nuveen’s Commodity Exchange-Traded Products’ webpage at: http://www.nuveen.com/CommodityInvestments/.

This is not a solicitation to buy or sell funds’ shares. The funds do not presently offer any new shares for sale; existing shares trade on the NYSE MKT.

Nuveen Investments provides high-quality investment services designed to help secure the long-term goals of institutional and individual investors as well as the consultants and financial advisors who serve them. Nuveen Investments markets a wide range of specialized investment solutions which provide investors access to capabilities of its high-quality boutique investment affiliates—Nuveen Asset Management, LLC, Symphony Asset Management LLC, NWQ Investment Management Company, LLC, Santa Barbara Asset Management, LLC, Tradewinds Global Investors, LLC, Winslow Capital Management, LLC and Gresham Investment Management LLC, all of which are registered investment advisers and subsidiaries of Nuveen Investments, Inc. Funds distributed by Nuveen Securities, LLC, a subsidiary of Nuveen Investments, Inc. In total, Nuveen Investments managed nearly $215 billion as of September 30, 2013. For more information, please visit the Nuveen Investments website at www.nuveen.com.

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